Exhibit 3.1
CERTIFICATE OF CORPORATE DOMESTICATION
     The undersigned, Ken Mackenzie, Corporate Secretary and Chief Financial Officer, of COOLBRANDS INTERNATIONAL INC., a corporation organized under the Canada Business Corporations Act (the “Corporation”), in accordance with §388 of the General Corporation Law of the State of Delaware (8 Del. C. §101, et seq.), does hereby certify:
     1. The date on which the Corporation was first formed, incorporated, created or otherwise came into being was September 7, 1994.
     2. The jurisdiction where the Corporation was first formed, incorporated, created or otherwise came into being was Ontario, Canada.
     3. The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was COOLBRANDS INTERNATIONAL INC.
     4. The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with §103 and §388(b) of the General Corporation Law of the State of Delaware is SWISHER HYGIENE INC.
     5. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication was Ontario, Canada.
     6. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.
     7. The undersigned has been duly authorized to sign this Certificate of Corporate Domestication on behalf of the Corporation.
     IN WITNESS WHEREOF, the undersigned executes this Certificate of Corporate Domestication as of this 1st day of November, 2010.

/s/ Ken Mackenzie
Ken Mackenzie, Corporate Secretary
and Chief Financial Officer